EXHIBIT 10.6

                              GULF WEST BANKS, INC.
                     SENIOR EXECUTIVE OFFICER BONUS PROGRAM
                          AS AMENDED NOVEMBER 18, 2000

         TERM:

         Continuous with annual review by Board.

         ELIGIBILITY:

         Only Executive officers with a position of Senior Executive Vice President and above are eligible, however, to receive any bonus the officer must be employed by the Bank at the time the bonus is paid

         BONUS CALCULATION:

         Bonus payments will be determined by the percentage increase in BASIC EARNINGS PER SHARE (as reported in the Company's Annual 10-K filing with the SEC) for the current calendar year over the preceding calendar year. The percentage increase in BASIC EARNINGS PER SHARE must be 10% or more before a bonus will be paid. The amount of the bonus will be a percentage of the officer's base salary that is equivalent to the percentage increase in BASIC EARNINGS PER SHARE, i.e. an 11.50% in BASIC EARNINGS PER SHARE will result in 11.50 % of salary bonus payment. The year-to-year increase in earnings will be calculated inclusive of accruals for bonus payments.